EXHIBIT 11


                         BARRETT BUSINESS SERVICES, INC.
                        STATEMENT OF CALCULATION OF BASIC
                      AND DILUTED COMMON SHARES OUTSTANDING



                                                                                           Year Ended
                                                                                         December 31, 2001
                                                                                    ---------------------------

Weighted average number of basic shares outstanding                                                  6,193,119

Stock option plan shares to be issued at prices ranging from $1.45 to $17.75
    per share                                                                                                -

Less:       Assumed purchase at average market price during the period using proceeds received upon exercise of options and purchase of stock,
            and using tax benefits of compensation due to premature dispositions                             -
                                                                                    ---------------------------

Weighted average number of diluted shares outstanding                                                6,193,119
                                                                                    ===========================

As a result of the net loss reported for the year ended December 31, 2001, 25,779 of potential common shares have been excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.